                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

[X]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

     Check the appropriate box:
[ ]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          MOUNTAINBANK FINANCIAL CORP.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                                  MountainBank
                              Financial Corporation
                                 201 Wren Drive
                      Hendersonville, North Carolina 28792
                                 (828) 693-7376

                    -----------------------------------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    -----------------------------------------

                          To Be Held December 17, 2001

     A special meeting of the shareholders of MountainBank Financial Corporation ("MFC") will be held at 8:00 a.m. on Monday, December 17, 2001, at the main office of MountainBank located at 201 Wren Drive, Hendersonville, North Carolina.

     The purpose of the special meeting is:

     Proposal to Approve Charter Amendment. To consider a proposal to amend MFC's Articles of Incorporation to authorize a new class of capital stock consisting of 3,000,000 shares of no par value preferred stock and to authorize MFC's Board of Directors to approve the issuance of shares of the preferred stock from time to time, to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without further shareholder approval.


     You are invited to attend the special meeting in person. However, even if you plan to attend, we request that you complete, sign and date the enclosed appointment of proxy and return it promptly to us in the accompanying envelope to ensure that a quorum is present at the Special Meeting. Signing an appointment of proxy will not affect your right to revoke it and to attend the special meeting and vote in person.

                                       By Order of the Board of Directors


                                       /s/ J.W. Davis


                                       J. W. Davis
                                       President and Chief Executive Officer

November 19, 2001

                                  MountainBank
                              Financial Corporation
                                  201 Wren Drive
                      Hendersonville, North Carolina 28792
                                 (828) 693-7376

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         SPECIAL MEETING OF SHAREHOLDERS

General

     This Proxy Statement is being furnished to shareholders of MountainBank Financial Corporation ("MFC") in connection with the solicitation by MFC's Board of Directors of appointments of proxy in the enclosed form for use at a special meeting of MFC's shareholders (the "Special Meeting") and at any adjournments of the meeting. The Special Meeting has been called by the Board of Directors and will be held at the main office of MountainBank located at 201 Wren Drive, Hendersonville, North Carolina, at 8:00 a.m. on Monday, December 17, 2001. This Proxy Statement is being mailed to MFC's shareholders on or about November 19, 2001.

Purpose of the Special Meeting

     The Special Meeting has been called for the purpose of voting on the proposed amendment to MFC's Articles of Incorporation that is described in this Proxy Statement.

Appointment and Voting of Proxies

     A form of "appointment of proxy" is included with this Proxy Statement which names Peggy H. Denny, Gregory L. Gibson, and Dan T. Marchesoni (the "Proxies") to act as proxies and represent you and MFC's other shareholders at the Special Meeting. The Board of Directors requests that you sign and date an appointment of proxy and return it to us in the enclosed envelope.

     If you correctly execute an appointment of proxy and return it to us before the Special Meeting, shares of MFC's common stock that you hold of record will be voted by the Proxies according to your directions in the appointment of proxy. If you return an appointment of proxy but do not give any voting directions, then your shares will be voted by the Proxies "FOR" Proposal 1 below. Under North Carolina law generally, no business may be brought before the Special Meeting unless it is described in the notice of meeting that accompanies this Proxy Statement. The Board of Directors is not aware of any business that may be brought before the Special Meeting other than the proposal described in this Proxy Statement to amend MFC's Articles of Incorporation, but, if any other matter is properly presented for action by shareholders, the Proxies will be authorized to vote all shares represented by appointments of proxy according to their best judgment.

     MFC is paying all costs of this solicitation of appointments of proxy for the Special Meeting, including the costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, appointments of proxy may be solicited in person or by telephone by certain of the officers, employees and directors of MFC and its subsidiary, MountainBank (the "Bank"), but they will not receive any compensation for providing those services.

Revocation of Appointment of Proxy

     After you execute and return an appointment of proxy, you may still revoke it at any time before the voting takes place at the Special Meeting. You may revoke your appointment of proxy by filing with MFC's Secretary either a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Special Meeting and announcing your intention to vote in person.

Record Date

     MFC's Board of Directors has set the close of business on November 14, 2001, as the record date (the "Record Date") for determining which shareholders are entitled to receive notice of and to vote at the Special Meeting. You must have been a shareholder of record on the Record Date in order to be eligible to vote at the Special Meeting.

Voting Securities

     MFC's voting securities are the shares of its common stock, of which 1,906,075 shares were outstanding on the Record Date. At the Special Meeting, you may cast one vote for each share you held of record on the Record Date on each matter voted on by shareholders.

Voting Procedures; Vote Required for Approval

     For Proposal 1 to be approved, the number of votes cast in person and by appointment of proxy at the Special Meeting in favor of the proposal must exceed the number of votes cast against it. Abstentions and broker non-votes will have no effect in the voting.

Beneficial Ownership of Voting Securities

     The following table describes the beneficial ownership of MFC's outstanding common stock as of the Record Date by its current directors and certain of its executive officers, individually, and by all current directors and executive officers as a group.

              Name of                            Amount and nature of              Percent of
          beneficial owner                     beneficial ownership (1)             class (2)
------------------------------------------    --------------------------          -------------
William H. Burton ........................             44,325                         2.31%

J. W. Davis ..............................             58,300                         3.01%

Kenneth C. Feagin ........................             33,411                         1.74%

Danny L. Ford ............................             33,867                         1.77%

Boyd L. Hyder ............................             89,914                         4.67%

J. Edward Jones ..........................             15,180                          .79%

Ronald R. Lamb ...........................             21,452                         1.12%

H. Steve McManus .........................             74,497                         3.90%

Vincent K. Rees ..........................             16,800                          .87%

Catherine H. Schroader ...................             63,653                         3.31%

Maurice A. Scott .........................             32,798                         1.72%

William B. Taylor ........................             23,752                         1.24%

All current directors and executive
  officers as a group (13 people) ........            517,014                        25.00%

___________________

(1) Except as otherwise noted, the individuals named and included in the group exercise sole voting and investment power with respect to all shares shown as beneficially owned. Individuals named and included in the group have shared voting and investment power with respect to certain of the listed shares as follows: Mr. Burton - 6,305; Mr. Ford - 15,600; Mr. Hyder - 312; Mr. Lamb - 4,225; Mr. McManus - 10,125; Mr. Rees - 900; Ms. Schroader - 21,960; Mr. Scott - 250; and all persons included in the group - 59,677. The listed shares also include the following numbers of shares that could be acquired by the individuals named and included in the group pursuant to currently exercisable stock options and with respect to which shares such persons may be deemed to have sole investment power only: Mr. Burton -15,835; Mr. Davis - 31,300; Mr. Feagin - 15,981; Mr. Ford - 8,367; Mr.
     Hyder - 19,070; Mr. Jones - 9,295; Mr. Lamb - 8,817; Mr. McManus - 1,797;
     Mr. Rees - 15,900; Ms. Schroader - 18,533; Mr. Scott - 2,128; Mr. Taylor - 8,671; and all persons included in the group - 161,634.
(2) Percentages are calculated based on 1,906,075 total outstanding shares plus, in the case of each named individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group pursuant to currently exercisable stock options.

                         PROPOSAL: AMENDMENT OF CHARTER

General

     A proposal will be submitted to shareholders at the Special Meeting to approve an amendment (the "Proposed Amendment") to MFC's Articles of Incorporation (the "Charter") to authorize a new class of capital stock. Section 2 of the Charter currently provides that MFC's authorized capital stock consists of 10,000,000 shares of common stock, all of one class and having a par value of $4.00 per share. The Proposed Amendment would amend Section 2 so that it also authorizes the issuance of up to 3,000,000 shares of no par preferred stock (the "Preferred Stock") as an additional class of capital stock. MFC's Board of Directors would be authorized to issue shares of Preferred Stock from time to time, to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without further shareholder approval.

     A copy of the Proposed Amendment, which includes the text of Section 2 of the Charter as it is proposed to be amended, is attached as Appendix A to this Proxy Statement. If the proposal is approved, the Board of Directors would retain the authority to make any and all changes to the Proposed Amendment it deemed necessary to give it effect and cause the North Carolina Secretary of State to accept it for filing.

     MFC's Board of Directors has unanimously approved the Proposed Amendment and will submit it to the shareholders for approval at the Special Meeting. The Board of Directors recommends that you vote "FOR" the Proposed Amendment.

Effect of the Proposed Amendment

     The Proposed Amendment would:

 .    authorize MFC to issue up to 3,000,000 shares of the new class of Preferred
     Stock; and

 .    as permitted by the North Carolina General Statutes, authorize MFC's Board of Directors to issue shares of the newly authorized Preferred Stock from time to time in the future, to create separate series of Preferred Stock within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution and without any further approval of shareholders.

     If MFC's shareholders approve the Proposed Amendment, then, to establish any series of shares within the new class of Preferred Stock, the Board of Directors would approve and file a further amendment to MFC's charter (which it could do without further shareholder approval) that would specify the designation of that series and the number, terms, relative rights, preferences and limitations of shares within that series.

Reasons for the Proposed Amendment

     MountainBank has been successful in growing rapidly since it first began operations during 1997, and we plan to take advantage of appropriate opportunities for it to further penetrate its existing markets and to expand its markets. However, despite the sale of additional shares of common stock by MountainBank (prior to MFC becoming its parent company) on two previous occasions, growth in its assets has reduced our capital ratios. MountainBank's capital ratios remain above minimum levels required by the Federal Deposit Insurance Corporation's (the "FDIC") capital adequacy guidelines for insured banks but, on September 30, 2001, its ratios had dropped to levels which resulted in its being classified as "adequately capitalized" as opposed to "well capitalized" under the FDIC's guidelines. In the case of MFC, on a consolidated basis one of our capital ratios had dropped below the minimum level required by the Federal Reserve Board's capital adequacy guidelines for bank holding companies. Continued growth will further reduce our capital ratios. In order to minimize further declines in MountainBank's and MFC's capital ratios, we are attempting to control MountainBank's growth by being more selective in its lending activities and selling loans to control its asset size until we can increase our capital to support continued expansion and growth.

     It is our desire to restore MountainBank's capital to a "well capitalized" level, and we are considering various steps we could take, singly or in combination with other steps, to supplement our capital. Our pending acquisition of First Western Bank, Burnsville, North Carolina, is expected to have the effect of increasing our capital ratios as a result of that bank's excess capital. We also are in the preliminary stages of a proposed transaction in which we would form a business trust subsidiary of MFC which would issue and sell approximately $6 million in preferred trust securities which would provide new capital to MFC which we could invest in the Bank. Other steps we could take might include selling additional shares of common stock, or, if the Proposed Amendment is approved by shareholders, selling shares of Preferred Stock which may have terms that would be more attractive to certain investors over common stock and, therefore, may facilitate increasing our capital.

     In general, any shares of Preferred Stock issued by MFC likely would have certain preferences over, or special terms that differed from, the outstanding shares of MFC's common stock. Among other things, those preferences and special terms might include:

 .    the right to receive dividends (which may be cumulative or noncumulative)
     at a stated rate before any dividend could be paid on MFC's common stock;

 .    the right to receive a stated distribution upon any liquidation of MFC before any distribution could be made to holders of MFC's common stock;

 .    if they are voting shares, special voting rights, including rights to vote as a separate group or class in matters submitted for a vote of MFC's shareholders;

 .    terms providing for the conversion of shares of Preferred Stock into shares of MFC's common stock, either automatically or at the option of the holders of the stock, at specified rates; and

 .    terms providing for the redemption of the shares, either at the option of
     MFC or the holders of such shares or both, or upon the happening of a specified event, and, if the shares are redeemable, the redemption prices and the conditions and times upon which redemption may take place.

     Subject to approval of the Proposed Amendment, the Board of Directors is considering the possibility of a sale of Preferred Stock for cash in a private placement to a limited number of "accredited investors" as one step in an overall plan to increase MFC's capital. The terms and preferences of any such Preferred Stock have not yet been finally decided, but the Board of Directors has preliminarily discussed the sale of approximately 400,000 shares of a series of non-voting Preferred Stock at a price per share equal to the mean of the bid and asked prices for MFC's common stock on the OTC Bulletin Board for the thirty days preceding the sale and with a preferred annual dividend equal to 6% of the purchase price. As discussed by the Board, each share would be convertible, at the option of the holder, at any time into one share of MFC's common stock. After two years, MFC would have the option of converting each share into one share of its common stock at any time when the market value of a share of common stock was more than 20% above the original per share sale price of the Preferred Stock. The final terms of any Preferred Stock sold by MFC could be different from those described above, and any differences could be material. Under the Proposed Amendment, the Board of Directors would have discretion to set the terms of any Preferred Stock issued at the time of the issuance.

     Substantially all of the proceeds of any such sale of Preferred Stock would be used by MFC to infuse additional capital into MountainBank as additional funding to support its continued growth in earning assets and deposits. Portions of the net proceeds also might be used in the future by MFC or MountainBank for other general corporate purposes, including without limitation the financing of possible new branches and/or lending offices or other capital improvements, acquisitions of other financial institutions or their assets, including branch offices, and related liabilities, creation or acquisition of non-bank providers of financial or other services, and the continued expansion and upgrade of the Bank's products, systems and operations.

     The issuance of any shares of Preferred Stock would dilute the relative percentage equity interests of the current holders of MFC's common stock. MFC's current shareholders do not have preemptive rights to acquire any additional shares of capital stock issued by MFC, and they would have no right to purchase a proportionate share, or any portion, of any shares of Preferred Stock issued.

     If the Proposed Amendment is approved by MFC's shareholders at the Special Meeting, shares of Preferred Stock could be issued in the future from time to time, in one or more series, in connection with a variety of types of transactions, including without limitation, public offerings or private sales of shares to increase MFC's capital or in connection with acquisitions by MFC of other financial institutions or other business entities. The shares issued in each separate transaction could all be of one series, or the Board of Directors could establish a separate series of shares for each separate transaction. MFC's Board of Directors would be authorized to establish different series of Preferred Stock from time to time, and to issue shares from those series, without any further shareholder approval. At the time each series is established, the Board of Directors would determine the number of shares in that series and the terms, relative rights, preferences and limitations of shares within that series. The terms and preferences of shares included in each separate series of Preferred Stock could differ materially. The Board of Directors would have broad discretion with respect to designating and establishing the number, terms, relative rights, preferences and limitations of MFC's Preferred Stock and of each separate series of Preferred Stock. The Proposed Amendment itself, which is included as Appendix A to this Proxy Statement, contains a list of the types of terms and preferences that the Board of Directors would have the authority to determine. You should read the Proposed Amendment carefully before you decide how to vote at the Special Meeting.

     The Board of Directors believes that MFC will benefit from the Proposed Amendment by having the flexibility in its capital structure to issue more than one type of capital stock having different terms and relative rights. Also, rather than fixing the terms of MFC's Preferred Stock, the Board believes that it is desirable that the Board of Directors be permitted to tailor the specific terms of each series of Preferred Stock that may be issued in the future to meet specific market conditions, or the facts and circumstances of specific financing or acquisition opportunities, in connection with which those shares are issued, but without the expense, delay and uncertainty that would result if a meeting of MFC's shareholders was required to be held to approve each issuance of Preferred Stock or the terms of each specific series of Preferred Stock. The Proposed Amendment would give the Board of Directors the maximum amount of flexibility in designing and issuing Preferred Stock in the future.

Interests of Certain Persons

     If MFC chooses to sell Preferred Stock in a private placement, it likely would seek to sell those shares in a negotiated transaction to a limited number of "accredited investors." MFC has not made any binding agreements or arrangements with any potential investors regarding any sale of Preferred Stock. However, any group of investors to whom Preferred Stock is sold likely would include certain of MFC's directors and officers and persons related to them. For that reason, certain of MFC's directors and officers may be considered to have an interest in the proposal to approve the Proposed Amendment at the Special Meeting. However, it is the intent of MFC's Board of Directors that any Preferred Stock sold in the future be issued in arms'-length transactions and on terms that are fair and reasonable to MFC.

Anti-takeover Effects

     The primary purpose of the Proposed Amendment is to provide MFC with an additional option for increasing its capital, and there is no intent to establish any barriers to a change of control of MFC or an acquisition of MFC by another entity. However, the authority of the Board of Directors to issue shares of Preferred Stock, to establish one or more series of Preferred Stock, and to determine the terms and preferences of each series of Preferred Stock, could be used for that purpose or have that effect. For example, the issuance to a group that is friendly to MFC's management of shares of a series of Preferred Stock having group or other special voting rights, or certain other preferential terms, could give that group effective control over the election of MFC's directors and could deter or discourage efforts by another group or company to acquire control of MFC, even if MFC's other shareholders favored a change of control. MFC's Board of Directors is not aware of any current proposal or effort to acquire control of MFC.

Effectiveness of the Proposed Amendment

     If MFC's shareholders approve the Proposed Amendment at the Special Meeting, it will become effective at the time when Articles of Amendment are filed by MFC with the North Carolina Secretary of State following the Special Meeting.

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote "FOR" the Proposal. To be approved, the number of votes cast in person and by proxy at the Special Meeting in favor of the proposal must exceed the votes cast against it.

                        PROPOSALS FOR 2002 ANNUAL MEETING

     Any proposal (other than nominations for director) of a shareholder which is intended to be presented for action at MFC's 2002 annual meeting must be received by MFC in writing at its main office in Hendersonville, North Carolina, no later than December 28, 2001, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy to be distributed by MFC in connection with that meeting. In order for a proposal to be included in MFC's proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of MFC's common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

     Written notice of a shareholder proposal intended to be presented at the 2002 annual meeting, but which is not intended to be included in MFC's proxy statement and form of appointment of proxy, must be received by MFC at its main office in Hendersonville, North Carolina, no later than March 13, 2002, in order for that proposal to be considered timely received for purposes of the Proxies' discretionary authority to vote on other matters presented for action by shareholders at that meeting.

November 19, 2001

                                                                      Appendix A

                               PROPOSED AMENDMENT
                          TO ARTICLES OF INCORPORATION

     The corporation's Articles of Incorporation hereby are amended by deleting the current "Article 2" thereof and replacing it with the following:

     "2. The aggregate number of shares which the corporation shall have the authority to issue is Thirteen Million shares divided into two classes. The designation, par value and number of shares of each class are as follows:

              Class                  Par Value            Number of Shares
          ---------------            ---------            ----------------
          Common Stock                 $4.00                 10,000,000
          Preferred Stock             No Par                  3,000,000

            Total Shares                                     13,000,000

          The corporation's Board of Directors shall be authorized to issue shares of Preferred Stock from time to time, to create series thereof, and to determine the designations, terms, relative rights, preferences, and limitations of the Preferred Stock, or of shares within each series of Preferred Stock, at the time of issuance, all by its resolution. Without limiting the generality of the foregoing, the Board of Directors shall be authorized to fix and determine:

          (a) the designation of each series and the number of shares to constitute each series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

          (b) with respect to each series, the dividend rate (or method of determining such rate), if any, any conditions on which and times at which dividends are payable; any preference or relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of capital stock, including Preferred Stock; whether such dividends shall be cumulative or non-cumulative; and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to dividends;

          (c) whether shares within a series will be redeemable (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the corporation or another corporation;

          (d)  the terms and amount of any sinking, retirement or purchase fund;

          (e) with respect to each series, the conversion or exchange rights (at the option of the corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments and other terms of conversion or exchange;

          (f) the voting rights, if any (other than any voting rights that the Preferred Stock may have as a matter of law);

          (g) any restrictions on the issue or reissue or sale of additional Preferred Stock;

          (h) with respect to each series, the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, including any preferences over the common stock or any other class or classes or any other series of capital stock, including Preferred Stock, and whether the Preferred Stock will be participating or nonparticipating with other shares with respect to distributions of the corporation's assets; and,

          (i) with respect to each series, such other special rights and privileges, if any, for the benefit of the holders of, or other terms or limitations with respect to, the shares within that series as shall not be inconsistent with the provisions of the corporation's Articles of Incorporation, as amended, or applicable law.

          All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. The number, designations, terms, relative rights, preferences, and limitations of shares within any one series may differ from those of shares within any other series. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series."

                       MountainBank Financial Corporation
                                 201 Wren Drive
                      Hendersonville, North Carolina 28792

            APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Peggy H. Denny, Gregory L. Gibson, and Dan
T. Marchesoni (the "Proxies"), or any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes each of them, jointly and severally, to represent and vote as directed below all shares of the common stock of MountainBank Financial Corporation ("MFC") held of record by the undersigned on November 14, 2001, at the special meeting of MFC's shareholders (the "Special Meeting") to be held at the main office of MountainBank located at 201 Wren Drive, Hendersonville, North Carolina, at 8:00 a.m. on Monday, December 17, 2001, and at any adjournment thereof. The undersigned hereby instructs that the shares represented by this appointment of proxy be voted as follows:

     AMENDMENT OF CHARTER. Proposal to amend MFC's Articles of Incorporation to authorize a new class of capital stock consisting of 3,000,000 shares of no par value preferred stock and to authorize MFC's Board of Directors to approve the issuance of shares of the preferred stock from time to time, to create separate series of shares within the new class, and to determine the number of shares, designations, terms, relative rights, preferences and limitations of the preferred stock, or of shares within each series of preferred stock, at the time of issuance, all by its resolution and without further shareholder approval.

          [_] FOR                  [_]  AGAINST            [_]  ABSTAIN

     Please date and sign this appointment of proxy and return it in the enclosed prepaid envelope.

     I (we) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, such shares may be voted "FOR" the amendment of MFC's Articles of Incorporation. On any other matters that may properly be presented for action at the Special Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

     This appointment of proxy may be revoked by the holder of the shares to which it relates at any time before the voting takes place at the Special Meeting by filing with the Secretary of MFC a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing an intention to vote in person.

                                    Dated: _______________________________, 2001


                                    ____________________________________________
                                    Signature


                                    ____________________________________________
                                    Joint Signature (if shares held jointly)

                                    Instruction: Please sign above exactly as
                                                                   -------
                                    your name appears on this appointment of
                                    proxy. Joint owners of shares should both
                                                                         ----
                                    sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that a quorum is present at the Special Meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting. Returning a signed appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.